Exhibit 99.1

For Immediate Release	Media Contact:	Investor Contact:
August 30, 2010	Bo Piela	Patrick Flanigan
	(617) 768-6579	(617) 768-6563

Genzyme Confirms Receipt of Unsolicited Proposal

CAMBRIDGE, Mass. Genzyme Corp. (NASDAQ: GENZ) today confirmed that it has received an unsolicited, non-binding proposal from Sanofi-Aventis to acquire all the outstanding shares of Genzyme for $69 per share in cash.  The Genzyme board of directors met last night, unanimously affirmed its previous rejection of Sanofi’s proposal, and instructed the company to send Sanofi the following response letter:

Dear Mr. Viehbacher:

The Genzyme board is now in receipt of your second unsolicited letter proposing to acquire the company for $69 per share in cash.  This letter, received yesterday, is identical to last month’s offer. It provides no new information and no improvement in price, and therefore fails to establish a basis for engagement by the Genzyme board.

This should come as no surprise to Sanofi.  On August 11, 2010, Genzyme responded to your first letter dated July 29, 2010.  In our response, we stated that, “without exception, each member of the Genzyme board believes this is not the right time to sell the company, because your opportunistic takeover proposal does not begin to recognize the significant progress underway to rectify our manufacturing challenges or the potential for our new-product pipeline.”  Our board met last evening in response to your second letter and unanimously confirmed those views.

As you are well aware, our bankers met with your financial advisors on August 24, 2010, and provided very useful, non-public information regarding progress the company has made to meaningfully improve its manufacturing capacity, the tremendous future upside of our multiple sclerosis drug alemtuzumab, and our outlook for significant cost reductions that will further drive our earnings growth.  Moreover, last week’s public announcement that we have begun to increase the supply of Cerezyme for patients with Gaucher disease to near-normal levels, and that supplies of Fabrazyme for patients with Fabry disease will increase beginning in the fourth quarter, further illustrates the progress we are making as well as the opportunistic nature of your proposal.

Notwithstanding this information and assistance, you have not increased your price above $69 per share.  You and your advisors claim you are willing to pay more but that you are unwilling to “bid against yourself.” The Genzyme board is not prepared to engage in merger negotiations with Sanofi based upon an opportunistic proposal with an unrealistic starting price that dramatically undervalues our company.

As you know, the Genzyme board includes representatives of some of our major shareholders.  Our board has worked actively to understand the true value of our company and is unanimous and resolute in its commitment to maximize Genzyme’s future value for all of our shareholders.

Yours truly,

Henri A. Termeer
Chairman and Chief Executive Officer

Genzyme noted that there is no need for company shareholders to take any action at this time.  Genzyme’s financial advisors are Credit Suisse Securities (USA) LLC and Goldman, Sachs & Co., and its legal advisor is Ropes & Gray LLP.

Important Information

If Sanofi or one of its affiliates commence a tender offer for shares of Genzyme common stock, Genzyme will file with the Securities and Exchange Commission a Solicitation/Recommendation Statement on Schedule 14D-9. Genzyme shareholders are advised to read Genzyme ‘s Solicitation/Recommendation Statement on Schedule 14D-9 if and when it becomes available because it will contain important information. Shareholders may obtain a copy of the Solicitation/Recommendation Statement on Schedule 14D-9 (if and when it becomes available), as well as any other documents filed by Genzyme in connection with any tender offer by Sanofi or one of its affiliates free of charge at the SEC’s website at http://www.sec.gov.  In addition, investors and security holders will be able to obtain free copies of these documents from Genzyme by directing a request to Genzyme at 500 Kendall Street, Cambridge, MA 02142, Attention: Shareholder Relations Department, or by calling 617-252-7500 and asking for the Shareholder Relations Department.

This press release contains forward looking statements regarding Genzyme’s prospects, future financial results, and pipeline. These forward looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those forecasted. These risks and uncertainties include the risks and uncertainties described in reports filed by Genzyme with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended, including without limitation the information under the heading “Risk Factors” in Genzyme’s Quarterly Report on Form 10-Q for the quarter ending June 30, 2010. Genzyme cautions investors not to place substantial reliance on the forward-looking statements contained in this press release. These statements speak only as of the date of this press release, and Genzyme undertakes no obligation to update or revise these statements.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 12,000 employees in locations spanning the globe and 2009 revenues of $4.5 billion. In 2010, Genzyme was named to the Fortune 500.

With many established products and services helping patients in 100 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopaedics, cancer, transplant, and immune disease. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as cardiovascular disease, neurodegenerative diseases, and other areas of unmet medical need.

Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-678-999-4572 outside the United States.